As filed with the U.S. Securities and Exchange Commission on May 2, 2019

Registration No. 333-159217

 Registration No. 333-152186

Registration No. 333-114019

Registration No. 33-84726

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-159217

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-152186

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-114019

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 33-84726

UNDER

THE SECURITIES ACT OF 1933

GAMING PARTNERS INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	88-0310433
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3945 West Cheyenne Avenue, Suite 208

North Las Vegas, Nevada 89032

(Address, including zip code, of registrant’s principal executive offices)

Gaming Partners International Corporation Stock Option Agreement with Gregory S. Gronau

Gaming Partners International Corporation 1994 Directors’ Stock Option Plan

(Full title of the Plans)

Yasushi Shigeta

President, Secretary and Treasurer

Gaming Partners International Corporation

c/o Angel Holdings Godo Kaisha

8-1-5 Seikadai Seika-cho, Souraku-gun

Kyoto, 619-0238

Japan

+81-774-98-6780

 (Name, address and telephone number, including area code, of agent for service)

With a copy to:

Christine M. Pallares, Esq.

Hogan Lovells US LLP

390 Madison Avenue

New York, New York 10017

Telephone: (212) 918-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by Gaming Partners International Corporation, a Nevada corporation (the “Registrant”), relate to the following Registration Statements on Form S-8 (each a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission:

•	Registration Statement No. 333-159217, filed with the Securities and Exchange Commission on May 13, 2009, which registered 150,000 shares of common stock of the Registrant, par value $0.01 per share (the “Common Stock”), issuable under the Stock Option Agreement dated May 6, 2009, between the Registrant and Gregory S. Gronau;

•	Registration Statement No. 333-152186, filed with the Securities and Exchange Commission on July 8, 2008, which registered 300,000 additional shares of Common Stock issuable under the Registrant’s 1994 Directors’ Stock Option Plan, as amended (the “1994 Plan”);

•	Registration Statement No. 333-114019, filed with the Securities and Exchange Commission on March 30, 2004, which registered 75,000 additional shares of Common Stock issuable under the 1994 Plan; and

•	Registration Statement No. 33-84726, filed with the Securities and Exchange Commission on October 4, 1994, which registered 75,000 shares of Common Stock issuable under the 1994 Plan.

On May 1, 2019, pursuant to that certain Agreement and Plan of Merger, dated as of November 27, 2018 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Merger Agreement”), by and among the Registrant, Angel Holdings Godo Kaisha, a company organized under the laws of Japan (“Angel”) and AGL Nevada Corporation, a Nevada corporation and wholly owned subsidiary of Angel (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving entity in the Merger and as a direct wholly owned subsidiary of Angel.

In connection with and as a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements and is deregistering the remaining securities registered but unsold under the Registration Statements. In accordance with an undertaking made by the Registrant in each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby files, pursuant to Rule 478 under the Securities Act of 1933, as amended, these Post-Effective Amendments to the Registration Statements to remove from registration all securities registered under each Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on this 2nd day of May, 2019.

GAMING PARTNERS INTERNATIONAL CORPORATION

By:	/s/ Yasushi Shigeta
	Name:	Yasushi Shigeta
	Title:	President, Secretary and Treasurer

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements described above.